Exhibit 3.7

CERTIFICATE OF AMENDMENT
OF BYLAWS OF
CKE RESTAURANTS, INC.

The undersigned, who is the duly elected, qualified and acting Assistant Secretary of CKE Restaurants, Inc., a Delaware corporation (the “Corporation”), does hereby certify, as follows:

1. Section 2.9 of Article II of the Bylaws of the Corporation was amended and restated, at a meeting of the Board the Directors of the Corporation held, pursuant to notice duly given, on September 4. 2008, to read in its entirety, as follows:

“Section 2.9 Advance Notice of Stockholder Proposals and Stockholder Nominations.

(A) At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 2.9. For business to be properly brought before any meeting of the stockholders by a stockholder (other than the nomination of a person for election as a director, which is governed by Section 2.9(B) below), the stockholder must have given notice thereof in writing to the Secretary of the Corporation not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. In addition, the stockholder providing such notice must be a stockholder of record both at the time the notice is given and at the time of the annual meeting at which the business referenced in the notice will be considered. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares of the Corporation that are beneficially owned by the stockholder, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate, (v) any material interest of the stockholder or any Stockholder Affiliate in such business, and (vi) whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation. Furthermore, a stockholder providing such notice shall promptly provide any other information reasonably requested by the Corporation. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any meeting of the stockholders except in accordance with the procedures set forth in this Section 2.9. The Chairman of any such meeting shall direct that any business not properly brought before the meeting shall not be considered.

For purposes of this Section 2.9, “public announcement” shall be deemed to include an announcement made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission, and “Stockholder Affiliate” means (i) any person controlling, directly or indirectly, or acting in concert with, any stockholder providing the notice pursuant to this Section 2.9, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with the Stockholder Affiliate.

(B) Nominations for the election of directors may be made by the Board or by any stockholder entitled to vote in the election of directors, provided, however, that a stockholder may nominate a person for election as a director at a meeting only if written notice of such stockholder’s intent to make such nomination has been given to the Secretary of the Corporation not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name and address of the person or persons to be nominated; (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the stockholder or any Stockholder Affiliate on the one hand, and any nominee for election as a director on the other hand, pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board; (vi) the consent and commitment of each nominee to serve as a director of the Corporation and to comply with the Corporation’s corporate governance standards if so elected; (vii) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any derivative position, short position, or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Affiliate; and (viii) whether the stockholder or any Stockholder Affiliate intends to conduct a proxy solicitation. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.9(B). The Chairman of any meeting of stockholders shall direct that any nomination not made in accordance with these procedures be disregarded.”

2. The foregoing amendments to the Bylaws of the Corporation have not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name on September 4, 2008.

/s/ Charles A. Seigel III
Charles A. Seigel III
Assistant Secretary